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                                                Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO. 1672 DATED 7 DECEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $65,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
 CURRENTLY TOTALING A$3,345,368,000.00 (A$3,237,868,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1.  (i) Issuer:                           Queensland Treasury Corporation

    (ii)Guarantor:                        The Treasurer on behalf of the Government of Queensland

2.  Benchmark line:                       2015
                                          (to be consolidated and form a single series with QTC 6% Global A$ Bonds due
                                          14 October, 2015 , ISIN US748305BE82)

3.  Specific Currency or                  AUD ("A$")
    Currencies:

4.  (i) Issue price:                      102.193%

    (ii) Dealers' fees and commissions    No fee or commission is payable in respect of the issue of the bond(s) described in this
         paid by Issuer:                  Pricing Supplement. Instead, QTC pays fees and commissions in accordance with the procedure described in  the QTC Offshore and Onshore Fixed Interest Distribution Group
                                          Operational Guidelines.
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5.  Specified Denominations:              A$1,000

6.  (i) Issue Date:                       12 December 2006]

    (ii) Record Date:                     6 April/6 October. Security will be ex-interest on and from 7 April/7 October.

    (iii) Interest Payment Dates:         14 April/14 October

7.  Maturity Date:                        14 October 2015

8.  Interest Basis:                       6 per cent Fixed Rate

9.  Redemption/Payment Basis:             Redemption at par

10. Change of Interest Basis or           Not Applicable
    Redemption/Payment Basis:

11. (i) Status of the Bonds:              Senior and rank pari passu with other senior, unsecured debt obligations of QTC

    (ii) Status of the Guarantee:         Senior and ranks pari passu with all its other unsecured obligations

12. Method of distribution:               Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions
    Applicable

    (i) Rate(s) of Interest:              6 percent per annum payable semi-annually in arrears

    (ii) Interest Payment Date(s):        14 April and 14 October in each year up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):         A$30 per A$1,000 in nominal amount

    (iv) Determination Date(s):           Not Applicable

    (v) Other terms relating to the       None
        method of calculating
        interest for Fixed Rate Bonds:
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                       PROVISIONS RELATING TO REDEMPTION
14. Final Redemption Amount:              A$1,000 per bond of A$1,000 Specified Denomination

15. Early Redemption Amount(s)            Not Applicable
    payable on redemption for
    taxation reasons or on event
    of default and/or the method
    of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS
16. Form of Bonds:                        Permanent Global Note not exchangeable for Definitive Bonds

17. Additional Financial                  Not Applicable
    Centre(s) or other special
    provisions relating to
    Payment Dates:

18. Talons for future Coupons or          No
    Receipts to be attached to
    Definitive Bonds (and dates
    on which such Talons mature):

19. Other terms or special                Not Applicable
    conditions:

                                  DISTRIBUTION
20. (i) If syndicated, names and          Not Applicable
        addresses of Managers and
        underwriting commitments:

    (ii) Date of Dealer Agreement:        7 December 2006 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if      Not Applicable
          any):

21.     If non-syndicated, name and       Citigroup Global Markets Inc.
        address of relevant Dealer:       Citigroup Centre
                                          Level 40, 2 Park St
                                          SYDNEY NSW 2000

22.     Whether TEFRA D or TEFRA C        TEFRA Not Applicable
        rules applicable or TEFRA
        rules not applicable:

23.     Additional selling                Not Applicable
        restrictions:
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LISTING APPLICATION

      This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: ______________________________________
               Duly authorized

                           PART B - OTHER INFORMATION

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1.   LISTING
(i)  Listing:                  Bourse de Luxembourg.

(ii) Admission to trading:     Application has been made for the bonds to be admitted to trading on the regulated market of the
                               Bourse de Luxembourg with effect from the Issue Date.

2.   RATINGS
     Ratings:                  The bonds to be issued have been rated:

                               S&P:       AAA
                               Moody's:   Aaa

                               An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's.  The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                               Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                               A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
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Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.


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4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
(i)   Reasons for the Offer:         See "Use of Proceeds" section in the prospectus supplement.

(ii)  Estimated net proceeds:        Not Applicable.

(iii) Estimated total expenses:      Not Applicable.

5.    YIELD
      Indication of yield:           5.82%

                                     Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the  Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                     The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION
(i)   ISIN Code:                     US748305BE82

(ii)  Common Code:                   017598066

(iii) CUSIP Code:                    748305BE8

(iv)  Any clearing system(s)         Not Applicable
other than Depositary Trust
Company, Euroclear Bank S.A./N.V.
and Clearstream Banking, societe
anonyme and the relevant
identification number(s):

(v)   Delivery:                      Delivery free of payment

(vi)  Names and addresses of         Not Applicable
additional Paying Agent(s)
(if any):
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